UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
          of the Securities Exchange Act of 1934 or Suspension of Duty
                to File Reports Under Section 13 and 15(d) of the
                        Securities Exchange Act of 1934.


                         Commission File Number: 0-11877


                                ELXSI CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     3600 Rio Vista Avenue, Suite A, Orlando, Florida 32805, (407) 849-0190
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, $0.001 par value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
         --------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]    Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(1)(ii)     [ ]    Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(i)      [ ]    Rule 12h-3(b)(2)(ii)     [ ]
         Rule 12g-4(a)(2)(ii)     [ ]    Rule 15d-6               [ ]
         Rule 12h-3(b)(1)(i)      [X]

         Approximate number of holders of record as of the certification or notice date: 273

         Pursuant to the requirements of the Securities Exchange Act of 1934, ELXSI Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 9, 2004               ELXSI CORPORATION


                                     By: /s/ DAVID M. DOOLITTLE
                                         ---------------------------------------
                                         Name:  David M. Doolittle
                                         Title: Vice President